UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                    FORM 8-K


                                 CURRENT REPORT




                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934



                                  July 1, 1999
                                (Date of earliest
                                 event reported)




                               PECO ENERGY COMPANY
             (Exact name of registrant as specified in its charter)




     PENNSYLVANIA                  1-1401                       23-0970240
   (State or other              (Commission                   (IRS Employer
   jurisdiction of              file number)                  Identification
    incorporation)                                               Number)




         230l Market Street, Philadelphia, Pennsylvania          19101
          (Address of principal executive offices)             (Zip Code)




               Registrant's telephone number, including area code:
                                 (215) 841-4000

Item 5.  Other Events

As previously reported in the Company's Current Report on Form 8-K dated April 15, 1999, AmerGen Energy Company, LLC (AmerGen), the joint venture between the Company and British Energy, entered into an interim agreement to purchase the Clinton Nuclear Power Station (Clinton) from Illinois Power (IP), a subsidiary of Illinova Corporation. On June 30, 1999, AmerGen and IP signed a definitive asset purchase agreement to purchase Clinton.

The basic terms of the definitive asset purchase agreement are not materially different from the terms established in the March 31, 1999 interim agreement.

According to the definitive asset purchase agreement, and following receipt of all necessary regulatory approvals, at closing, AmerGen will pay IP $20.0 million for Clinton including all fuel in the reactor at closing. AmerGen will assume full responsibility and liability for operating and ultimately decommissioning the nuclear station. Closing is anticipated by year-end 1999.

Illinois Power will transfer to AmerGen the existing decommissioning trust funds, expected to total approximately $95 million at the end of 1999. Illinois Power also will make additional payments to the decommissioning trust funds intended to be sufficient to provide for the actual decommissioning of Clinton at the end of its licensed life.

AmerGen and IP will enter into a Power Purchase Agreement (PPA) providing for IP's purchase of 75% of the energy produced at Clinton from closing through December 31, 2004. AmerGen expects to sell the energy produced by Clinton in the wholesale market beyond 2004.

                                   SIGNATURES




Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                                     PECO ENERGY COMPANY


                                                     \S\ Jean H. Gibson
                                                     ---------------------------
                                                     Vice President & Controller

July 1, 1999